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                                DIALOGIC CONFIDENTIAL


________________                                                 May 27, 1999
     (Name)
Dear ____________:

In light of the potential that Dialogic will engage in a transaction in which there is a Change In Control of the Company (as that term is defined in the 1997 Incentive Compensation Plan) and the importance of your contributions to achieving a smooth transition and integration, the Board of Directors has approved a special payment plan applicable to you as one of a select group of employees.

In order to provide you with the incentive to remain in the employ of the Company (and its successor) through the transition period subsequent to any such transaction, and in light of your unique knowledge of the company and the industry, the Company will make the following special retention payment to you, provided that you are still employed by the Company (except in case of a Termination Event as defined below) on the payment date:

       Payment Date                                Payment Amount
       ------------                                --------------
       One year after Closing                      75% of TTCC

Notwithstanding the requirement of continued employment, if you are subject to a Termination Event (defined to be an involuntary termination other than for Cause, or a reduction in compensation) subsequent to the Closing, the above payment shall immediately become payable in full.

For purposes of this Agreement Target Total Cash Compensation ("TTCC") includes base salary, target MBO bonus and commission measured as of the date of Closing.

Please acknowledge your acceptance of these terms by signing and returning one copy to me.

Sincerely yours,




Howard G. Bubb

Accepted and Agreed                  BY ACCEPTING THIS OFFER, YOU AGREE THIS IS
                                     A CONFIDENTIAL MATTER BETWEEN YOU AND
                                     DIALOGIC CORPORATION (OR ITS SUCCESSOR). IN
                                     ADDITION, YOU WILL NOT DISCLOSE THIS OFFER
                                     OR PAYMENT NOR WILL YOU DIRECTLY OR
                                     INDIRECTLY CAUSE IT TO BE DISCLOSED TO
                                     OTHER EMPLOYEES OF DIALOGIC CORPORATION (OR
                                     ITS SUCCESSOR).


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